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                                                                   Exhibit 10.53

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                                FOURTH AMENDMENT

Amendment of Lease made this 10th day of April, 1997, by and between WRC Properties, Inc., 730 Third Avenue, New York, New York 10017 (hereinafter with its successors and assigns called the "Lessor"), and Creative BioMolecules, Inc. (hereinafter with its successors and permitted assigns called the "Lessee").

Witnesseth:

Whereas Lessor and Lessee are the present parties to a certain Standard Form Industrial Lease dated October 24, 1988, First Amendment dated September 17, 1991, Second Amendment dated January 28, 1994 and Third Amendment dated September 20, 1994 (hereinafter the "Lease"), for premises consisting of approximately 54,203 square feet of floor area located in the building known as 35 South Street (the "Building"), Hopkinton, Massachusetts (hereinafter referred to as the "Demised Premises").

Whereas, in consideration of the covenants herein reserved and contained, the parties hereto agree and amend the Lease as follows, effective on the Commencement Date of this Amendment.

1. The Lease Term shall be extended for three (3) years, beginning on July 1, 1998 and terminating on June 30, 2001 (the "Fourth Extended Term").

2. The annual rent shall be based on $6.00 per square foot, triple net, for the leased space of 54,203 square feet, fixed for the Fourth Extended Term. Beginning July 1, 1998, the Annual Base Rent shall increase from Two Hundred Eighty-Four Thousand Five Hundred Sixty-Five and 75/100 ($284,565.75) Dollars to Three Hundred Twenty-Five Thousand Two Hundred Eighteen and 00/100 ($325,218.00) Dollars, fixed for the entire Fourth Extended Term, payable monthly in advance in equal installments of Twenty- Seven Thousand One Hundred One and 50/100 ($27,101.50) Dollars.

3. Lessee will have one (1), three (3) year option to renew the Lease at Fair Market Rent, as hereafter defined, but in no event is the rate to be less than the current rate. In order to exercise this option, Lessee must notify Lessor in writing of its intention to renew at least one hundred eighty (180) days prior to expiration of the Fourth Extended Term.

4. Lessee shall have the continuous Right of First Refusal on any and all additional space that becomes available in the Building, deferring, however, to any pre-existing rights of first refusal held by MicroElectronic Technologies, Inc. MicroElectronic Technologies, Inc. has the Right of First Offer on adjacent space at Fair Market Rent and must respond to Lessor within twenty (20) days of receipt of Lessor's Notice. In the event that space in the Building shall become available for leasing, and MicroElectronic Technologies, Inc.
         does not exercise its Right of First Offer, Lessor



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        hereby agrees to advise Lessee of its intention to market such space before offering it on the open market, which notice (an "Offer") shall specify the terms and provisions upon which Lessor would be willing to lease such space to Lessee (including annual base rent at a then Fair Market Rent, as hereafter defined) all as determined by Lessor. Lessee shall have a period of twenty (20) days after receipt of such Offer within which to advise Lessor that it desires to lease all of such space described in the Offer from Lessor upon and subject to all of the terms, covenants and provisions contained in Lessor's Offer to Lessee. Failure of the Lessee to timely exercise its right to accept such Offer to lease the space or to enter into an Amendment to this Lease reasonably reflecting the foregoing within 15 days after its receipt of such agreement shall be deemed a waiver of Lessee's rights with respect to such space and thereupon Lessor shall be free to enter into a Lease with any third party for the space described in such Offer upon and subject to the terms and provisions it shall deem appropriate in its discretion, provided that such terms shall not provide for an annual base rent (taking into consideration free rent, reduced rent, and other rent concessions) in an amount which is less than eighty-five percent (85%) of the annual base rent set forth in the Offer. In the event that Lessor shall enter into a lease with a third party consistent with the terms herein specified, Lessee shall have no further rights to receive a Right of First Refusal. Failure of Lessee to timely accept any Offer shall be deemed a waiver of such right by Lessee as to all other space in the Building at any other time.

5. Except as provided in this Amendment, nothing herein shall be deemed to modify or amend the terms of the Lease.

6. The Lease as hereby amended shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts.

7. For the purposes of this Amendment, the Fair Market Rent (FMR) shall be determined as follows: Lessor shall initially designate the Fair Market Rental Value and shall furnish data in support of such designation. If Lessee disagrees with Lessor's designation of the Fair Market Rent, Lessee shall have the right, by written notice given to Lessor within ten (10) days after Lessee has been nofified of Lessor's designation, to submit such Fair Market Rent to arbitration as follows: Fair Market Rent shall be determined by agreement between Lessor and Lessee, but if Lessor and Lessee are unable to agree upon the Fair Market Rent at least one hundred fifty (150) days prior to the date upon which the Fair Market Rent is to take effect, then the Fair Market Rent shall be determined by appraisal as follows: The Lessor and Lessee shall each appoint a Qualified Appraiser (as said term is hereinafter defined) at least one hundred twenty (120) days prior to the commencement of the period for which Fair Market Rent is to be determined and shall designate the Qualified Appraiser so appointed by notice to the other party. The two appraisers so appointed shall meet within ten (10) days after both appraisers are designated in an attempt to agree upon the Fair Market Rent for the applicable Extension Period



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        and if, within fifteen (15) days after both appraisers are designated, the two appraisers do not agree upon the Fair Market Rent, then each appraiser shall, nor later than thirty (30) days after both appraisers have been chosen, deliver a written report to both the Lessor and Lessee setting forth the Fair Market Rent as determined by each such appraiser, taking into account the factors set forth in this Section 7. If the lower of the two determinations of Fair Market Rental Value as determined by such two appraisers is equal to or greater than 95% of the higher of the Fair Market Rent as determined by such two appraisers, the Fair Market Rent shall be deemed to be the average of such Fair Market Rent as set forth in such two determinations. If the lower determination of Fair Market Rent is less than 95% of the higher determination of Fair Market Rent, the two appraisers shall promptly appoint a third Qualified Appraiser and shall designate such third Qualified Appraiser by notice to Lessor and Lessee. The cost and expenses of each appraiser appointed separately by Lessee and Lessor shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Lessee and Lessor. If the two appraisers cannot agree on the identity of the third Qualified Appraiser at least three (3) months prior to commencement of the period for which Fair Market Rent is to be determined, then the third Qualified Appraiser shall be appointed by the American Arbitration Association ("AAA") sitting in Boston, Massachusetts and acting in accordance with its rules and regulations. The costs and expenses of the AAA proceeding shall be borne equally by the Lessor and Lessee. The third appraiser shall promptly make its own independent determination of Fair Market Rent for the Premises, taking into account the factors set forth in this Section 7, and shall promptly notify Lessor and Lessee of his determination. If the determination of the Fair Market Rent of any two of the appraisers shall be identical in amount, said amount shall be deemed to be the Fair Market Rent for the Premises. If the determinations of all three appraisers shall be dfferent in amount, the average of the two nearest in amount shall be deemed the Fair Market Rent. The Fair Market Rent of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Lessee and Lessor. As indicated above, in no event shall the Fair Market Rent be less than the Basic Rent applicable to the 12 calendar month period immediately preceding the commencement of the Extension Period. As used herein, the term "Qualified Appraiser" shall mean any disinterested person (a) who is employed by an appraisal firm of recognized competence in the Greater Boston area, (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises, and (c) who is either a Senior Real Property Appraiser of the Society of Real Estate Appraisers or a member of the Appraisal Institute (or any successor organization). Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the "Failing Party"), the other party may serve notice on the Failing Party requiring the Failing Party to appoint its appraiser within ten (10) days of the giving of such notice, and if the Failing



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        Party shall not respond by appointment of its appraiser within said ten
        (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of Fair Market Rent shall be binding and conclusive upon Lessee and Lessor. If, for any reason, Fair Market Rent shall not have been determined by the time of commencement of the Extension Period and until such rent is determined, Lessee shall pay Basic Rent during the Extension Period in an amount (the "Interim Rent") as specified by Landlord's appraiser and upon receipt of a final determination of Fair Market Rent as hereinabove set forth, any overpayment or underpayment of Interim Rent shall be paid promptly to the party entitled to receive the same. No rights of arbitration under this paragraph shall apply to Paragraph 4 above.


In witness whereof, the parties have hereunder set their hands and seals this 8TH day of May, 1997.


Lessor:           WRC Properties, Inc.

By:               /s/ Richard J. Usas
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                  Richard J. Usas

Title:            Assistant Secretary

Date:             May 8, 1997
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Lessee:           Creative BioMolecules, Inc.

By:               /s/ Wayne E. Mayhew III
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Print Name:       Wayne E. Mayhew III
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Title:            Vice President & Chief Financial Officer
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Date:             April 17, 1997
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